Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form F-3 of our report dated January 18, 2023, with respect to the consolidated balance sheet of Starbox Group Holdings Ltd. and its subsidiaries as of September 30, 2022, and the related consolidated statement of income and comprehensive income, changes in shareholders’ equity and cash flows for the year ended September 30, 2022. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ YCM CPA, Inc.

PCAOB ID 6781

Irvine, California

September 12, 2023